Exhibit 99.1

ARCA biopharma Announces 2022 Financial Results and Provides Corporate Update

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Company is currently engaged in a strategic review process, evaluating additional development of its assets, collaborations and other strategic options

Westminster, CO, February 24, 2023 – ARCA biopharma, Inc. (Nasdaq: ABIO), a biopharmaceutical company applying a precision medicine approach to developing genetically targeted therapies for cardiovascular diseases, today reported 2022 financial results and provided a corporate update.

In May 2022, the Company retained Ladenburg Thalmann & Co. Inc. to act as its financial advisor to explore and evaluate strategic options for maximizing stockholder value. Potential strategic alternatives that may be explored or evaluated as part of this process include the potential for an acquisition, merger, business combination or other strategic transaction involving the Company. The Board has not set a timetable for the conclusion of this review, nor has it made any decisions related to any further actions or potential strategic options at this time. There can be no assurance, however, that this process will result in any such transaction.

Full Year 2022 Summary Financial Results

Cash and cash equivalents were $42.4 million as of December 31, 2022, compared to $53.4 million as of December 31, 2021. ARCA believes that its current cash and cash equivalents, consisting primarily of money market funds, will be sufficient to fund its operations through the middle of 2024.

Research and development (R&D) expenses were $4.7 million for the year ended December 31, 2022, compared to $13.8 million for 2021. In the third quarter of 2022, ARCA implemented a strategic reduction of the workforce and recorded total restructuring charges of approximately $0.8 million, of which $0.5 million and $0.3 million were recognized in research and development and general and administrative expenses, respectively, in connection with the restructuring, all in the form of one-time termination benefits. The $9.1 million decrease in R&D expenses in 2022 as compared to 2021 was primarily related to the completion of enrollment in the rNAPc2 Phase 2b clinical trial in the fourth quarter of 2021, partially offset by the restructuring charges discussed above. R&D expenses in 2023 are expected to be lower than 2022.

General and administrative (G&A) expenses were $5.8 million for the year ended December 31, 2022, compared to $5.5 million for 2021, an increase of approximately $0.3 million. The increase in expenses during 2022 was primarily a result of increases in professional fees and consulting costs and one-time termination benefits discussed above in 2022. G&A expenses in

2023 are expected to be consistent with those in 2022 as the Company maintains administrative activities to support our ongoing operations.

Total operating expenses for the year ended December 31, 2022 were $10.6 million compared to $19.3 million in 2021.

Net loss for the year ended December 31, 2022 was $9.9 million, or $0.69 per basic and diluted share, compared to $19.3 million, or $1.39 per basic and diluted share in 2021.

About ARCA biopharma

ARCA biopharma is dedicated to developing genetically and other targeted therapies for cardiovascular diseases through a precision medicine approach to drug development. At present, ARCA is evaluating options for development of its assets, including partnering and other strategic options. For more information, please visit www.arcabio.com or follow the Company on LinkedIn.

Safe Harbor Statement

This press release contains "forward-looking statements" for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding potential future development plans for Gencaro and rNAPc2, if any, the Company’s review of strategic options. Such statements are based on management's current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, the risks and uncertainties associated with: ARCA’s financial resources and whether they will be sufficient to meet its business objectives and operational requirements; ARCA may not be able to raise sufficient capital on acceptable terms, or at all, to continue development of Gencaro or rNAPc2 or to otherwise continue operations in the future; results of earlier clinical trials may not be confirmed in future clinical trials; the protection and market exclusivity provided by ARCA’s intellectual property; risks related to the drug discovery and the regulatory approval processes; the Company’s ability to complete a strategic transaction, and, the impact of competitive products and technological changes. These and other factors are identified and described in more detail in ARCA’s filings with the Securities and Exchange Commission, including without limitation ARCA’s annual report on Form 10-K for the year ended December 31, 2022, and subsequent filings. ARCA disclaims any intent or obligation to update these forward-looking statements.

Investor & Media Contact:

Jeff Dekker

720.940.2122

ir@arcabio.com

(Tables follow)

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ARCA BIOPHARMA, INC.

BALANCE SHEET DATA

(in thousands)

(unaudited)

	December 31, 2022	December 31, 2021
Cash and cash equivalents	$42,445	$53,359
Working capital	$41,567	$50,923
Total assets	$43,085	$54,924
Total stockholders’ equity	$41,673	$51,043

ARCA BIOPHARMA, INC.

STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2022	2021
	(in thousands, except share and per share amounts)
Costs and expenses:
Research and development	$4,749	$13,832
General and administrative	5,847	5,503
Total costs and expenses	10,596	19,335
Loss from operations	(10,596)	(19,335)

Interest and other income	675	13
Other loss	(5)	—
Net loss	$(9,926)	$(19,322)

Net loss per share:
Basic and diluted	$(0.69)	$(1.39)
Weighted average shares outstanding:
Basic and diluted	14,410,143	13,903,871